Exhibit 99.1

Contact:

Robert A. Ramirez, CFO, 305-375-8005 or rramirez@thehackettgroup.com

The Hackett Group Announces Second Quarter Results

•	Q2 2011 revenue of $58.8 million and above guidance, up 10% from prior year and 11% sequentially

•	Q2 2011 pro forma EPS of $0.09, at high-end of guidance

MIAMI, FL – August 9, 2011 - The Hackett Group, Inc. (NASDAQ: HCKT), a global strategic advisory and operations improvement consulting firm, today announced its financial results for the second quarter, which ended July 1, 2011.

Second quarter 2011 revenue was $58.8 million, a 10% increase from the same period in 2010. Pro forma diluted earnings per share were $0.09 for the second quarter of 2011, as compared to $0.08 for the same period in 2010. Pro forma information is provided to enhance the understanding of the Company’s financial performance and is reconciled to the Company’s GAAP information in the accompanying tables. GAAP diluted earnings per share were $0.10 for both the second quarter of 2011 and 2010.

“Our strong results continued to emanate from improved demand, servicing our executive advisory client base more broadly and improving cross-selling synergies into our technology groups,” stated Ted A. Fernandez, Chairman & CEO of The Hackett Group, Inc. “We expect to see this momentum carry into the third quarter for most of our offerings.”

At the end of the second quarter of 2011, the Company’s cash balances were $19.5 million. During the quarter ended July 1, 2011, the Company repurchased 830 thousand shares of its common stock at an average cost of $4.38 per share, for a total cost of $3.6 million. The Company’s remaining authorization at the end of the second quarter of 2011 was approximately $3.5 million.

Based on the current economic outlook, the Company estimates total revenue for the third quarter of 2011 to be in the range of $57.0 million to $59.0 million, and estimates pro forma diluted earnings per share to be in the range of $0.07 to $0.09.

Other Highlights

Best Practices Conference - In May, The Hackett Group held its 2011 North American Best Practices Conference, “Accelerating Global Growth.” The invitation-only event was attended by over 200 senior-level executives from the world’s most respected brands. It featured speakers from nearly two dozen of the world’s most successful companies, including CEOs, CFOs, CIOs, and leaders in procurement, human resources, and global business services from Dow, Fidelity,

Kohler, The Walt Disney Company, Thomson Reuters, and others. At the conference, the Company introduced The Hackett Performance Exchange,™ a new automated measurement system designed to accelerate companies’ journeys to world-class performance.

HP World-Class Finance Award - The Hackett Group recognized HP as a world-class performer in corporate finance. The award was based on the results of an in-depth benchmark performed by The Hackett Group, and recognizes HP’s status as an organization demonstrating top quartile efficiency and effectiveness in finance operations. Finance is the third business operations function at HP to achieve world-class performance levels. HP has also achieved world-class performance standing in both human resources and indirect procurement.

Higher Education Alliance - Accenture and The Hackett Group announced that they are working together to support the efforts of U.S. universities to reduce administrative costs and improve efficiency in response to ongoing financial and operational pressures. Recent joint work has included projects at: The Inter-University Council of Ohio (IUC); Indiana University (IU); Miami University; and The University of Massachusetts.

At 5:00 P.M. ET on Tuesday, August 9, 2011, the senior management of The Hackett Group will host a conference call to discuss second quarter earnings results for the period ending July 1, 2011. The number for the conference call is (800) 779-3138, [Passcode: Second Quarter, Leader: Ted A. Fernandez]. For International callers, please dial (517) 308-9381.

Please dial in at least 5-10 minutes prior to start time. If you are unable to participate on the conference call, a rebroadcast will be available beginning at 8:00 P.M. ET on Tuesday, August 9, 2011 and will run through 5:00 P.M. ET on Tuesday, August 23, 2011. To access the rebroadcast, please dial (800) 388-4923. For International callers, please dial (203) 369-3800.

In addition, The Hackett Group will also be webcasting this conference call live through the StreetEvents.com service. To participate, simply visit http://www.thehackettgroup.com approximately 10 minutes prior to the start of the call and click on the conference call link provided. An online replay of the call will be available after 8:00 P.M. ET on Tuesday, August 9, 2011 and will run through 5:00 P.M. ET on Tuesday, August 23, 2011. To access the replay, visit www.thehackettgroup.com or www.streetevents.com.

About The Hackett Group, Inc.

The Hackett Group (NASDAQ: HCKT), a global strategic business advisory and operations improvement consulting firm, is a leader in best practice advisory, benchmarking, and transformation consulting services including strategy and operations, working capital management, and globalization advice. Utilizing best practices and implementation insights from more than 5,000 benchmarking engagements, executives use The Hackett Group’s empirically-based approach to quickly define and implement initiatives to enable world-class performance. Through its REL group, The Hackett Group offers working capital solutions focused on delivering significant cash flow improvements. Through its Archstone Consulting group, The Hackett Group offers Strategy & Operations consulting services in the Consumer and Industrial Products, Pharmaceutical, Manufacturing and Financial Services industry sectors. Through its Hackett Technology Solutions group, The Hackett Group offers business application consulting services that help maximize returns on IT investments. The Hackett Group has completed benchmark studies with over 2,800 major corporations and government agencies, including 97% of the Dow Jones Industrials, 84% of the Fortune 100, 80% of the DAX 30 and 49% of the FTSE 100.

More information on The Hackett Group is available: by phone at (770) 225-7300; by e-mail at info@thehackettgroup.com.

# # #

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause The Hackett Group’s actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Factors that impact such forward-looking statements include, among others, the ability of our products, services, or practices mentioned in this release to deliver the desired effect, our ability to effectively integrate acquisitions into our operations, our ability to retain existing business, our ability to attract additional business, our ability to effectively market and sell our product offerings and other services, the timing of projects and the potential for contract cancellations by our customers, changes in expectations regarding the business consulting and information technology industries, our ability to attract and retain skilled employees, possible changes in collections of accounts receivable due to the bankruptcy or financial difficulties of our customers, risks of competition, price and margin trends, foreign currency fluctuations, changes in general economic conditions and interest rates as well as other risks detailed in our Company’s Annual Report on Form 10-K for the most recent fiscal year filed with the Securities and Exchange Commission. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Page 4 of 6 - The Hackett Group, Inc. Announces Second Quarter Results

The Hackett Group, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Quarter Ended		Six Months Ended
	July 1, 2011	July 2, 2010	July 1, 2011	July 2, 2010
Revenue:
Revenue before reimbursements	$52,382	$47,967	$99,339	$89,817
Reimbursements	6,427	5,718	12,332	10,596

Total revenue	58,809	53,685	111,671	100,413

Costs and expenses:
Cost of service:
Personnel costs before reimbursable expenses (includes $812 and $593 and $1,564 and $1,208 of stock compensation expense in the quarters and six months ended July 1, 2011 and July 2, 2010, respectively)	32,815	29,307	63,075	56,056
Reimbursable expenses	6,427	5,718	12,332	10,596

Total cost of service	39,242	35,025	75,407	66,652
Selling, general and administrative costs (includes $489 and $563 and $663 and $825 of stock compensation expense in the quarters and six months ended July 1, 2011 and July 2, 2010, respectively)	15,064	14,908	28,275	28,150

Total costs and operating expenses	54,306	49,933	103,682	94,802

Income from operations	4,503	3,752	7,989	5,611
Other income:
Non-cash acquisition earn-out shares re-measurement gain	—	784	—	1,727
Interest income	12	4	13	10

Income before income taxes	4,515	4,540	8,002	7,348
Income tax expense	112	117	272	227

Net income	$4,403	$4,423	$7,730	$7,121

Basic net income per common share:
Net income per common share	$0.11	$0.11	$0.19	$0.18
Weighted average common shares outstanding	40,016	40,597	40,211	40,116

Diluted net income per common share:
Net income per common share	$0.10	$0.10	$0.18	$0.17
Weighted average common and common equivalent shares outstanding	42,258	42,548	42,017	41,919

Pro forma data (1):
Income before income taxes	$4,515	$4,540	$8,002	7,348
Non-cash acquisition earn-out shares re-measurement gain	—	(784)	—	(1,727)
Stock compensation expense	1,301	1,156	2,227	2,033
Amortization of intangible assets	204	515	404	975

Pro forma income before income taxes	6,020	5,427	10,633	8,629
Pro forma income tax expense	2,408	2,171	4,253	3,452

Pro forma net income	$3,612	$3,256	$6,380	5,177

Pro forma basic net income per common share	$0.09	$0.08	$0.16	0.13
Weighted average common shares outstanding	40,016	40,597	40,211	40,116

Pro forma diluted net income per common share	$0.09	$0.08	$0.15	0.12
Weighted average common and common equivalent shares outstanding	42,258	42,548	42,017	41,919

(1)	The Company provides pro forma earnings results (which exclude the non-cash acquisition earn-out shares re-measurement gain, amortization of intangible assets and stock compensation expense, and include a normalized tax rate) as a complement to results provided in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP results are provided to enhance the overall users' understanding of the Company's current financial performance and its prospects for the future. The Company believes the non-GAAP results provide useful information to both management and investors by excluding certain expenses that it believes are not indicative of its core operating results. The non-GAAP measures are included to provide investors and management with an alternative method for assessing operating results in a manner that is focused on the performance of ongoing operations and to provide a more consistent basis for comparison between quarters. Further, these non-GAAP results are one of the primary indicators management uses for planning and forecasting in future periods. In addition, since the Company has historically reported non-GAAP results to the investment community, it believes the continued inclusion of non-GAAP results provides consistency in its financial reporting. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with GAAP.

Page 5 of 6 - The Hackett Group, Inc. Announces Second Quarter Results

The Hackett Group, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	July 1, 2011	December 31, 2010

ASSETS
Current assets:
Cash and cash equivalents	$17,875	$25,337
Accounts receivable and unbilled revenue, net	37,041	31,580
Prepaid expenses and other current assets	5,322	5,056

Total current assets	60,238	61,973

Restricted cash	1,612	1,610
Property and equipment, net	11,238	8,816
Other assets	2,331	2,779
Goodwill, net	76,247	75,623

Total assets	$151,666	$150,801

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,741	$5,590
Accrued expenses and other liabilities	23,930	29,140

Total current liabilities	30,671	34,730
Accrued expenses and other liabilities, non-current	2,624	2,831

Total liabilities	33,295	37,561

Shareholders’ equity	118,371	113,240

Total liabilities and shareholders’ equity	$151,666	$150,801

Page 6 of 6 - The Hackett Group, Inc. Announces Second Quarter Results

The Hackett Group, Inc.

Supplemental Financial Data

(unaudited)

	Quarter Ended
	July 1, 2011	April 1, 2011	July 2, 2010
Revenue Breakdown by Group:
(in thousands)
The Hackett Group (2) (3)	$46,790	$42,816	$45,179
ERP Solutions (2) (4)	12,019	10,046	8,506

Total revenue	$58,809	$52,862	$53,685

As Previously Presented
The Hackett Group	$38,558	$36,163	$39,325
Technology Solutions	20,251	16,699	14,360

Total revenue	$58,809	$52,862	$53,685

Revenue Concentration:
(% of total revenue)
Top customer	3%	4%	7%
Top 5 customers	14%	15%	20%
Top 10 customers	25%	26%	30%

Key Metrics and Other Financial Data:

Total Company:
Consultant headcount	735	691	655
Total headcount	943	895	852
Days sales outstanding (DSO)	57	59	54
Cash provided by (used in) operating activities (in thousands)	$6,879	$(5,243)	$5,197
Depreciation (in thousands)	$465	$452	$444
Amortization (in thousands)	$204	$200	$515

The Hackett Group (in thousands):
The Hackett Group annualized revenue per professional (2) (3)	$377	$360	$370
The Hackett Group annualized revenue per professional (as previously presented)	$379	$368	$380

ERP Solutions / Technology Solutions:
ERP Solutions consultant utilization rate (2) (4)	77%	82%	79%
Technology Solutions consultant utilization rate (as previously presented)	77%	76%	81%
ERP Solutions gross billing rate per hour (2) (4)	$143	$128	$123
Technology Solutions gross billing rate per hour (as previously presented)	$171	$159	$141

Share Repurchase Program:
Shares purchased in the quarter (in thousands)	830	673	682
Cost of shares repurchased in the quarter (in thousands)	$3,631	$2,412	$2,059
Average price per share of shares purchased in the quarter	$4.38	$3.58	$3.02
Remaining authorization (in thousands)	$3,470	$2,102	$3,437

(2)	The acquisition of Archstone Consulting in late 2009 brought a strong EPM Transformation group to Hackett. This allowed the Company to combine the acquired transformation skills with its existing technology EPM group, which has been one of The Hackett Group’s growth drivers. The transformation and technology groups both adopted The Hackett Group brand in 2010, and in 2011 moved to a combined incentive plan. The Company has decided to recast the revenue of the EPM technology group, which was previously reflected under Technology Solutions, into The Hackett Group service line and recast all reported numbers, to best reflect this integration of brand and go-to-market focus in its reporting.
(3)	The Hackett Group encompasses Benchmarking, Business Transformation and Executive Advisory groups, and includes EPM Technologies.
(4)	Best Practice Implementation of ERP Software, which includes Oracle and SAP.